IS/jhn/124151.48
Direct Telephone: 441-298-3233
Direct Fax: 441-298-3489
Direct e-mail: istone@applebyglobal.com

28 April 2004

Accenture Ltd
Canon’s Court
22 Victoria Street
Hamilton HM EX
Bermuda

Dear Sirs

Accenture Ltd (the “Company”)

We have acted as legal counsel in Bermuda to the Company in connection with the proposed offering (the “Offering”) in the aggregate of up to 50,000,000 class A common shares of par value US$0.0000225 each in the Company (“Class A Common Shares”), 14,238,768 of which are to be sold by certain selling shareholders (the “Selling Shareholders”) and 35,761,232 of which (or 43,261,232 if the underwriters over-allotment option referred to in the Registration Statement is exercised) are to be offered and issued and sold by the Company pursuant to the registration statement on Form S-3 (Registration No. 333-112854), and the related prospectus supplement dated 28 April 2004, filed by the Company with the United States Securities and Exchange Commission (together with the previously-filed registration statement on Form S-3 with Registration No. 333-104628).

The aggregate of up to 43,261,232 Class A Common Shares being issued and sold by the Company are collectively referred to as the “Company Shares.”

For the purposes of this opinion we have examined and relied upon the documents listed (which, in some cases, are also defined) in the Schedule to this opinion (the “Documents").

Assumptions

In stating our opinion we have assumed:

(a)	the authenticity, accuracy and completeness of all Documents (including, without limitation, public records) submitted to us as originals and the conformity to authentic original Documents of all Documents submitted to us as certified, electronic or photostatic copies;

(b)	the genuineness of all signatures on the Documents;

(c)	the authority, capacity and power of each of the persons signing the Documents (other than directors or officers of the Company);

(d)	that any factual statements made in any of the Documents are true, accurate and complete;

(e)	that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would have any implication in relation to these opinions;

(f)	that the records which were the subject of the search made on 28 April 2004 of the Register of Companies at the office of the Registrar of Companies referred to in paragraph 7 of the Schedule to this opinion were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since such date been materially altered;

(g)	that the Resolutions are in full force and effect, have not been rescinded, either in whole or in part, and accurately record the resolutions passed by the board of directors, board committee or shareholders of the Company (as applicable) in meetings which were duly convened and at which a duly constituted quorum was present and voting throughout or by written resolution signed by all of the board members, board committee members or shareholders (as applicable) at the relevant time and that there is, at the relevant time of allotment, no matter affecting the authority of the directors or relevant committee members to issue and allot the Company Shares, not disclosed by the Constitutional Documents or the Resolutions, which would have any adverse implication in relation to the opinions expressed in this opinion;

(h)	that, when the directors of the Company (or members of the relevant committee of the board) passed those of the Resolutions which are directors’ or board committee resolutions, each of the directors or board committee members discharged his fiduciary duties to the Company and acted honestly and in good faith with a view to the best interests of the Company;

(i)	that, immediately prior to its continuance into Bermuda on 21 February 2001, Accenture N.V. was a company limited by shares registered and existing under the laws of the Netherlands Antilles, with an authorised share capital of US$30,000 divided into 30,000 shares of par value US$1.00 each, of which 16,000 shares were in issue, fully-paid and held jointly by Vernon J. Ellis, Michael G. McGrath, Karl-Heinz Flöther, Joe W. Forehand, Stephan A. James and David Hunter as the general partners of Accenture Holdings C.V; and

(j)	that the Prospectus has been approved by an “Authorised Officer” (as authorised in the Resolutions referred to in paragraph 4.3 of the Schedule to this opinion).

Opinion

Based upon and subject to the foregoing, and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:

(1)	The Company is an exempted company incorporated with limited liability and existing under the laws of Bermuda and is in good standing under the laws of Bermuda.

(2)	The Company Shares have been duly created as authorised but unissued Class A Common Shares and, when issued and allotted, and paid for, as contemplated by the Registration Statement and the Prospectus, will be duly authorised, validly issued, fully-paid and non-assessable Class A Common Shares of the Company.

Reservations

We have the following reservations:

(a)	We express no opinions as to any law other than Bermuda law and none of the opinions expressed in this opinion relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the courts of Bermuda at the date of this opinion.

(b)	Any reference in this opinion to shares being “non-assessable” shall mean, in relation to fully-paid Class A Common Shares, (subject to any contrary provision in any agreement between the Company and the holders of such shares) that no holder of such Class A Common Shares shall be bound by an alteration of the memorandum of continuance or bye-laws of the Company after the date on which he became a shareholder, if and so far as the alteration requires him to take, or subscribe for, additional shares, or in any way increases his liability to contribute to the share capital of, or otherwise to pay money to, the Company.

(c)	Searches of the Register of Companies at the office of the Registrar of Companies are not conclusive and it should be noted that the Register of Companies does not reveal:

(i)	details of matters which have been lodged for filing or registration which as a matter of general practice of the Registrar of Companies would have or should have been disclosed on the public file but have not actually been registered, or to the extent that they have been registered have not been disclosed or do not appear in the public records at the date and time the search is concluded; or

(ii)	details of matters which should have been lodged for registration but have not been lodged for registration at the date the search is concluded.

(d)	In order to issue this opinion we have carried out the search referred to in paragraph 7 of the Schedule to this opinion at 9:00 am on 28 April 2004 and have not enquired as to whether there has been any change since that time and date.

(e)	In this opinion, the term “good standing” means only that the Company has received a certificate of compliance from the Registrar of Companies in Hamilton, Bermuda.

(f)	We have relied upon the contents of the document referred to in paragraph 6 of the schedule to this opinion for the purposes of this opinion. We have made no independent verification of the matters stated in that document and we qualify this opinion to the extent that the statements made in that document are not accurate in any respect.

(g)	This opinion relates only to the Company Shares to be issued and sold by the Company in the Offering and does not relate to the Class A Common Shares to be sold by the Selling Shareholders in the Offering.

Disclosure

This opinion is issued in connection with the Offering pursuant to the Registration Statement. We consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to our name under the heading “Legal Matters” in the Registration Statement in the form in which it appears.

This opinion is given as of its date and is strictly limited to the matters stated in it and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change.

This opinion is governed by and is to be construed in accordance with Bermuda law. It is given on the basis that it will not give rise to any legal proceedings with respect to it in any jurisdiction other than Bermuda.

Yours faithfully

APPLEBY SPURLING HUNTER

THE SCHEDULE

1.	An electronic copy of a registration statement (incorporating a prospectus) on Form S-3 (Registration No. 333-112854), in relation to the Offering, together with a faxed copy of the execution page as signed by D.Scrivner on behalf of the Company and the directors of the Company (excluding the exhibits to it and the documents incorporated by reference in it) filed by the Company in connection with the Offering with the Securities and Exchange Commission on 6 April 2004 (the “Registration Statement”), together with a registration statement on Form S-3 (Registration No. 333-104628) (excluding the exhibits to it and the documents incorporated by references in it) filed by the Company with the Securities and Exchange Commission on 20 August 2003 and declared effective September 12, 2003.

2.	An electronic copy of the prospectus supplement dated 28 April 2004 issued by the Company in connection with the Offering (the “Prospectus”).

3.	Certified copies dated 28th April 2004 of:-

3.1	the certificate of continuance of the Company;

3.2	the memorandum of continuance of the Company; and

3.3	the bye-laws of the Company,

      (together, the “Constitutional Documents”).

4.	Copies of:-

4.1	written resolutions of the sole shareholder of the Company passed on 12 April 2001;

4.2	minutes of a special general meeting of the shareholder of the Company held on 9 May 2001 (together with a signed form of consent dated 18 May 2001);

4.3	resolutions passed at a meeting of the board of directors of the Company held on 13 November 2003;

4.4	resolutions passed at a meeting of the board of directors of the Company held on 8 April 2004 and relating to the Offering;

4.5	written resolutions of the pricing committee of the board of directors of the Company passed on 28 April 2004.

      (together, the “Resolutions”).

5.	A copy of a letter dated 25 June 2001 evidencing the consent of the Bermuda Monetary Authority to the issue and transfer of certain Class A Common Shares in the Company.

6.	An officer’s certificate dated 27 April 2004 and issued by M.Hughes (as assistant company secretary of the Company) confirming details of the authorised and issued share capital of the Company as of 26 April 2004.

7.	The entries and filings shown in respect of the Company on the file of the Company maintained in the Register of Companies at the offices of the Registrar of Companies in Hamilton, Bermuda, as revealed by a search on 28 April 2004 in respect of the Company.

8.	A certificate of compliance dated 28 April 2004 issued by the Registrar of Companies, Hamilton, Bermuda in respect of the Company.